Exhibit 99.2

IHOP Corp.
Second Quarter 2006 Call Script

Stacy Roughan – Welcome and Safe Harbor

Good morning and thank you for participating on IHOP’s second quarter 2006 conference call.  Today, with us from management are Julia Stewart, Chairman and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, let me remind you of our Safe Harbor regarding forward-looking information.  Today, management may discuss information that is forward-looking, and involves known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  We caution you to evaluate such forward-looking information in the context of these factors, which are detailed in today’s news release, as well as in our most recent Form 10-K filing with the Securities and Exchange Commission. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart – Second Quarter 2006 Performance Overview

Thanks, Stacy.  We have a lot to discuss today, so let’s get started with earnings.

EPS for the quarter was $0.56 [cents], including stock based compensation expense, which represents a 6.7% [percent] decrease.  This decrease was partly the result of higher stock based compensation expense which impacted our G&A line.  For the first six months of the year, EPS increased 12.7% [percent] to $1.24 [dollar/cents] including stock based compensation expense.  This gain is primarily due to the exceptional sales performance and expense reductions we demonstrated in the second quarter of the year, as well as a reduction of 8.0% [percent] in overall shares outstanding.

During the quarter, we purchased $19 million [dollars] worth of IHOP stock, or nearly 400,000 shares at an average price of $47.70 [dollars/cents].  Year-to-date, we have repurchased 609,900 shares totaling $29.6 million [dollars] worth of IHOP stock, and returned $9.2 million [dollars] to shareholders through quarterly dividend payments this year.  That’s a total return of $38.8 million [dollars] in cash to shareholders through the first six months of 2006.

During the quarter, we demonstrated our ability to generate sustained sales momentum throughout the IHOP system and produced our 14th consecutive quarter of positive same-store sales growth of 3.1% [percent].

Year-to-date, our same-store sales growth is up 4.1% [percent] with a good balance of traffic and guest check average increases.

We are pleased to be able to drive this level of growth in the face of a very difficult consumer spending environment, and at a time when our closest competitors – and the industry at large – are generally experiencing weaker sales results.

We accomplished this by offering appealing, limited-time promotions that guests expect from our brand and can only get at IHOP.  During the quarter, we promoted Cinn-A Stacks and Stuffed French Toast Delights, both of which are unique items and strong performers.  Our promotional strategy of staying close to our core brand equities, particularly around breakfast, is clearly working.  And, by delivering an attractive price/value relationship, we further strengthened the competitive advantage that IHOP has established in the marketplace.

I am particularly pleased to report that same-store sales growth in the quarter resulted primarily from an increase in traffic at our restaurants.  Traffic increases were nearly double those of guest check increases in the second quarter 2006.  Year-to-date, traffic results are slightly stronger, but we are essentially experiencing an even balance of traffic and check for the first half of 2006.   It doesn’t get much better!

We also benefited from favorable comparisons to a modest sales performance in the second quarter last year, when guest check increases –

not traffic – drove modest same-store sales growth.  This year, we saw that dynamic switch as pricing moderation by our franchisees, along with strong promotions and ongoing operations improvements, contributed to rising traffic counts during the quarter.

In May, we introduced our third menu update to the IHOP system since the beginning of 2005, which had a small number of menu item changes.  We are pleased that franchisees took only moderate pricing with this menu update, further solidifying IHOP’s strong price/value offering.

We have made excellent progress in continuing the sales momentum established over the past several quarters.  However, as we enter the second half of the year, we do begin to face more challenging same-store sales comparisons – not to mention tough pressures in the economy.  I am optimistic that we will continue to perform well and meet our full year expectations of 2% [percent] to 4% [percent] growth for 2006.

There are several factors that give us confidence in meeting this expectation.  We have three terrific promotions lined up for the balance of the year, including our current promotion, Funnel Cake Carnival. We will employ both national and local media advertising strategies for the balance of the year.  We will be advertising the availability of gift cards at IHOP as we seek to improve the sales contribution from gift cards in 2006.  Restaurant remodels will play an important role in enhancing the guest experience at IHOP restaurants.  Franchisees are expected to complete approximately 150 remodels due in 2006.   Of these, 61 franchise

restaurants have already been remodeled this year.  This means that a total of 336 IHOPs have been remodeled – or more than one-quarter of the system – since the current remodel design was introduced in mid-2004.

Turning to Operations, earlier this month, we announced the appointment of Dennis Farrow as IHOP’s new Chief Operating Officer.  I first met Dennis more than 10 years ago when working at Taco Bell.  He has a keen understanding of restaurant operations and has a great deal of experience working and collaborating with franchisees as well as leading Company operations.   I look forward to the leadership Dennis will provide as we take our operational performance to the next level.

One of his first tasks will be to lead our Guest Service initiative.  To be the best in our category, we must adopt a breakthrough approach to Guest Service.  Guest Service will be the central topic at our National Franchise Conference.  Our system’s commitment to service improvement is the critical element that will separate IHOP from the competiton.  The NFC is an incredible opportunity for our management team and IHOP’s franchisees to discuss how we’ll drive our business forward today, and how we’ll deliver future success.

Turning to our Company market, we opened our seventh IHOP restaurant in Cincinnati during the second quarter, and we are moving forward to open three additional IHOPs in Cincinnati by year-end.  To date, Cincinnati has been an excellent testing ground to do the “heavy lifting” for new initiatives before introducing them to our franchise system.  This includes developing a new building prototype, testing core menu enhancements, developing a “To Go” program, as well as new touch points trials, such as flatware, dishware, glassware, and new uniforms.  We expect to open three additional restaurants in Cincinnati by year-end.

Turning to Franchise and Development, franchisees developed and opened 16 new IHOP restaurants during the quarter, for a total of 26 franchise restaurants opened in the first half of 2006.  We remain on track to meet our franchise development goals for 2006, opening between 60 and 65 new IHOPs this year.

During the quarter, we added commitments for franchisees to develop as many as 26 new IHOP restaurants over the next several years.  Now, our franchise pipeline includes signed or optioned commitments for franchisees to develop a total of 393 new IHOP restaurants in the U.S. and Mexico over the next 13 years.  We are currently finalizing legal agreements for additional franchise development that could add up to 130 more IHOP restaurants to this development pipeline.  This would bring total signed, optioned and pending commitments to as many as 523 restaurants in the U.S., Canada, U.S. Virgin Islands and Mexico.

With that, I’d like to turn the call over to Tom Conforti, our CFO, to provide you with a more detailed discussion of our business segments and cash flow performance for the second quarter 2006.

Tom Conforti – Second Quarter 2006 Performance Detail

Thanks, Julia, and good morning everyone.  Today, I’ll walk you through key factors that contributed to our financial performance in the second quarter 2006.

Let’s start with G&A… we experienced a 21.4% increase to $15.2 million [dollars] in G&A expenses for the second quarter 2006.  This was partly due to approximately $1.1 million [dollars] in stock based compensation expense.  If you remove this stock based compensation impact, G&A expenses in the quarter would have grown a more reasonable 13.8% [percent].

This is still a high number, so let’s break it down further.  The major contributors to G&A expense growth include an accrual related to the third cycle of management’s long-term incentive plan adopted in 2004.  This was worth approximately $500,000 [dollars].  Also, our expense performance for the quarter compared unfavorably to prior year due to a credit of $300,000 [dollars] taken in the second quarter of 2005 as a result of a reduction in our accrual for workers’ compensation expense.    Additionally, we experienced a higher expense related to various business license, tax and insurance issues, which amounted to approximately $250,000 [dollars].  And, finally, we experienced a higher level of professional services fees during the quarter, in part related to our IRS appeals process.

As the second quarter demonstrates, G&A spending can and does vary from quarter to quarter.  We are currently still ahead of our internal budget targets for G&A for the first half of the year, so the second quarter was not a surprise for us.  We continue to manage G&A spending closely and we expect to meet our full year guidance of $65 to 67 million [dollars] for G&A.

Moving to segment performance, let’s start with Franchise Operations.  Revenue grew 6.5% for the second quarter and 8.6% in the first half of 2006, driven by higher retail sales as a result of growth in same-store sales, as well as growth in the number of effective units. On the expense side, Franchise Operations expense increased 5.7% in the quarter and 5.5% for the first six months of the year in part due to revenue growth.  Our ability to manage relatively lower Franchise Operations expense growth was primarily due to the elimination of MICROS Point-of-sale subsidies to our franchisees, as well as a reduction in the amount of financial relief granted to franchisees at certain underperforming restaurants.  We grew expenses at a lower rate and leveraged our top line performance in this segment to produce a 7.3% [percent] increase in Franchise Operation profit for the quarter and 11.3% [percent] for the first six months of the year.

Turning to the Rental Operations segment, rental income decreased 1.7% [percent] for the quarter and 0.4% [percent] year-to-date consistent with our long-term guidance that this segment should be essentially flat as we manage our existing rental relationships.  The primary reason for the decrease in rental income was the write-off of deferred rent resulting from terminated subleases on restaurants reacquired.  Deferred rent on operating subleases is the difference between straight-line rent and the actual amount of rent received.  As a result of the restaurants reacquired in 2006, deferred rent in the amount of approximately $800,000 was written off in the second quarter of 2006 compared to approximately $100,000 in the same period in 2005.  Rental expenses were essentially flat for the quarter and year.  Rental Operations segment profit decreased 8.6% [percent] for the quarter and 2.3% for the first half of 2006.

Company Operations performance for the quarter resulted in a loss of $346,000 [dollars] versus a modest profit in the prior year, primarily due to a lower level of sales at recently opened locations and higher labor and food costs in our Cincinnati market.  Year-to-date, our loss improved by 9.0% to $730,000 [dollars], primarily as the result of our refranchising activities that reduced the number of restaurant we operate from 11 to 7.  At the end of the second quarter, we operated only seven IHOP restaurants, all of which are located in our dedicated Company market of Cincinnati.

Turning to Financing Operations, profit in this segment declined 24.9% [percent] for the quarter and 23.8% [percent] for the first six months of the year, as expected, as we continue to exit “Old Model” sources of revenue.   This decrease was partially due to the fact that we made a lower margin on franchises refranchised in 2006 under the “Old Model” than those refranchised in the same periods last year.   Revenue and expense increased in the quarter as a result of five restaurants being refranchised under our “Old Model” terms, versus only two refranchised in the same quarter last year.  In addition, long-term note balances continued to decline, decreasing interest income recognized in this segment as a result of our receivables run-off.

Turning to Cash Flow, growth in Cash from Operations was a key highlight, increasing 13.3% [percent] to $30.4 million [dollars] for the first half of the year.  This increase was primarily due to net earnings growth, exclusive of non-cash stock based compensation expense, and an overall improvement in the collection of our receivables.

CAPEX totaled $3.9 million [dollars], an increase of $1.2 million [dollars] versus the first half of 2005, primarily associated with the development of our Company market in Cincinnati.  As a result, Free Cash Flow – defined as Cash from Operations less CAPEX – increased 9.7% [percent] to $26.5 million [dollars] for the first half of the year.

Our Cash Flow was augmented by $9.2 million [dollars] during the first half of the year from the structural run-off of our franchise and equipment notes receivables.  This brought total cash generated – Cash from Operations plus the receivables run-off – to $39.6 million [dollars].  On our balance sheet, cash and cash equivalents stood at $21.3 million [dollars], down from the prior quarter’s levels.

Let’s transition to a brief discussion of outstanding tax issues.

First, I wanted to make you aware of a cost segregation study we have embarked on, which is currently in its final stage.  We undertook a process to assign a more beneficial classification of our fixed assets.  Through this process, we have been able to accelerate our depreciation deductions on certain assets, thereby seizing on the opportunity to increase our cash flow on a one-time basis.  Based on our current, preliminary analysis, we expect the cost segregation study to drive a one-time improvement in Cash from Operations for the third quarter 2006 of the approximate range of $14 million [dollars] to $15 million [dollars].  We have an approved pre-filing agreement in place, which was signed in the third quarter, with the IRS, and will provide you with a refined calculation of the cash benefit upon completion of our analysis in the next few weeks.

Turning to the IRS appeals process we have mentioned previously related to an audit of our 2000 to 2003 financial statements and the way in which we treat the tax years in which the Company reports initial franchise fee income for federal income tax purposes, the appeals process is continuing to move forward, and we currently expect resolution by the end of 2006.

Finally, we have increased the effective tax rate, from 38% [percent] to 39% [percent] for the second quarter.  The increase in our effective state tax rate is primarily due a recent review and adjustment for higher tax rates in states in which IHOP has a presence.

In closing, as indicated in our prior calls, we have been evaluating the Company’s current debt structure in light of restrictive financial covenants,

our plans for continued share repurchases and dividend payments, the possibility of a strategic event, and the appropriate level of leverage for our Company.  We are currently in the process of finalizing our assessment of which approach to restructuring our debt is best suited for our Company as we move forward.  We expect to have more to say on this in the near-term.

With that, I’ll turn the call back to Julia.

Julia Stewart – Wrap Up to Q&A

Thanks, Tom.

Before I open up the call for questions, I first want to reiterate our performance guidance for fiscal 2006, which is detailed in today’s news release and remains unchanged.   As you know, we manage our business on an annual basis, and encourage you to look at our performance for the first six months of the year as the most meaningful indicator of our progression towards meeting, or possibly exceeding, our full year performance targets.   Therefore, we remain confident of ending the year at least as good as our current EPS expectations of $2.25 [dollars/cents] to $2.35 [dollars/cents] including stock based compensation expense.

I am very excited and optimistic about the second half of 2006.  With that, I would now like to open the call to answer any questions you might have.

Operator?

Julia Stewart – Closing Comments

Thank you for joining today’s call.  Should you have additional questions, Tom and I are available after the call.  Otherwise, we look forward to speaking to you on our next conference call to discuss third quarter 2006 results, which is scheduled for Wednesday, October 25th.  Thank you.